Exhibit 99.1

Emmaus Life Sciences Reports Quarterly Financial Results

Torrance CA, November 14, 2025 - Emmaus Life Sciences, Inc. (OTCQB: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the three and nine months ended September 30, 2025.

Highlights

“We experienced a 38% decline in net revenues for three month ended September 30, 2025 as compared to the same period in 2024 due to ongoing competition from generic L-Glutamine in the U.S. and lower sales in the Middle East North Africa, or MENA, region,” commented Willis Lee, Chairman and Chief Executive Officer of Emmaus. “We realized income from operations of $0.7 million compared to $0.8 million in the prior year partially offset by a 43% reduction in operating expenses,” he added.

Financial and Operating Results

Net Revenues. Net revenues for the three months ended September 30, 2025 were $3.4 million, compared to $5.5 million in the same period in 2024. The decrease was due to a decrease in U.S. sales which management attributes to competition from the generic version of L-Glutamine introduced in the market in mid-2024 and a decrease of sales in the MENA region, which management attributes to the timing of sales in the region.

Operating Expenses. Total operating expenses for the three months were $2.4 million compared to $4.3 million in the comparable period in 2024. The decrease was due primarily to decreases in selling expenses and general and administrative expenses attributable to a reduction in force and other cost cutting measures in the second half of 2024.

Income (Loss) From Operations. Income from operations for the three months was $0.7 million compared to $0.8 million in the same period in 2024. This was due to the decrease in net revenues, partially offset by lower operating expenses.

Other Income (Expense). The company realized other expense of $2.2 million for the three months compared to other income of $1.0 million in the same period in 2024. The increase in other expense was due to a decrease of $2.3 million in change in fair value of conversion feature derivative liabilities and increases in $0.6 million in interest expense and $0.3 million in loss on debt extinguishment.

Net Loss. For the three months, the company realized net loss of $2.1 million, or $0.03 per share based on approximately 63.9 million weighted-average basic common shares, compared to net income of $1.8 million, or $0.03 per share based on approximately 63.9 million weighted-average basic common shares in the comparable period in 2024. The increase in net loss was attributable primarily to the increase in other expense.

Liquidity and Capital Resources. At September 30, 2025, the company had cash and cash equivalents of $0.3 million, compared to $1.4 million at December 31, 2024.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.com/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual’s red blood cells to distort into a “C” or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

[1]	Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
[2]	Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including doubt about the company’s ability to continue as a going concern and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on April 14, 2025 and Quarterly Report on Form 10-Q filed on November 14, 2025, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Investor Relations

(310) 214-0065

IR@emmauslifesciences.com

(Financial Tables Follow)

Emmaus Life Sciences, Inc.
Condensed Consolidated Statement of Operations and Comprehensive Income (Loss)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues, Net	$3,378	$5,478	$8,601	$13,361
Cost of Goods Sold	247	394	622	892
Gross Profit	3,131	5,084	7,979	12,469
Operating Expenses	2,436	4,263	8,634	13,806
Income (Loss) from Operations	695	821	(655)	(1,337)
Total Other Income (Expense)	(2,192)	1,005	(4,893)	(3,345)
Net Income (Loss)	(2,076)	1,827	(5,541)	(4,705)
Comprehensive Income (Loss)	(1,720)	1,378	2,514	(1,856)
Net Income (Loss) Per Share	$(0.03)	$0.03	$(0.09)	$(0.07)
Weighted Average Common Shares Outstanding	63,865,571	63,865,571	63,865,571	63,025,296

Emmaus Life Sciences, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

	As of
	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$293	$1,389
Accounts receivable, net	2,619	2,623
Inventories, net	1,213	1,635
Prepaid expenses and other current assets	661	1,120
Total Current Assets	4,786	6,767
Property and Equipment, net	128	46
Right of use assets	799	1,530
Investment in convertible bond	14,876	15,037
Other Assets	167	222
Total Assets	20,756	23,602

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	21,759	16,926
Operating lease liabilities, current portion	348	2,423
Conversion feature derivative, notes payable	—	162
Notes payable, current portion	10,772	10,465
Convertible notes payable, net of discount	16,804	17,014
Other current liabilities	14,486	16,565
Total Current Liabilities	64,169	63,555
Other long-term liabilities	16,075	16,526
Total Liabilities	80,244	80,081
Stockholders’ Deficit	(59,488)	(56,479)
Total Liabilities & Stockholders’ Deficit	20,756	23,602

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